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                                                                   EXHIBIT 10.24


                            SERVICE AGREEMENT BETWEEN

                           OCEANIC EXPLORATION COMPANY

                                       AND

                             CORDILLERA CORPORATION

THIS AGREEMENT, made as of the 1st day of September 2002, between Oceanic Exploration Company, a corporation with offices at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111 ("Oceanic"), and Cordillera Corporation, a corporation with offices at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111 ("Cordillera").

                                    RECITALS

WHEREAS, Oceanic wishes Cordillera to provide it with management services in support of Oceanic efforts regarding the East Timor Project, and Cordillera is willing to provide such services; and

NOW THEREFORE, in consideration of the promises, mutual covenants and agreements herein contained the parties hereto agree as follows:

                          ARTICLE 1, STATEMENT OF WORK

Cordillera shall provide Oceanic with the management support services of Mr. Karsten Blue.

                        ARTICLE 2, PERIOD OF PERFORMANCE

This Agreement shall continue from year to year except that either party may terminate this Agreement at any time by giving not less than 30 days written notice to the other party. On termination, each party shall be released from all obligations accruing under the Agreement from and after the termination date but Oceanic shall remain obligated for all direct charges incurred by Cordillera prior to said date, whether or not known, asserted or invoiced prior to said date.

                      ARTICLE 3, CONSIDERATION AND PAYMENT

For the performance of services described in Article 1, Oceanic shall compensate and reimburse Cordillera as follows:

         a. The fee will be paid at the fixed rate of $1,250 per week, not to exceed $65,000 per year. This payment will be due and payable on the last day of each month. If payment is not made by the fifteenth day of the following month, the unpaid balance shall bear interest monthly at the rate of 10% per annum.

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         b.       Oceanic will reimburse Cordillera for all Oceanic approved out-of-pocket business expenses incurred by Mr. Karsten Blue on behalf of Oceanic. These reimbursements will be due and payable upon receipt of invoice from Cordillera to Oceanic.

                          ARTICLE 4, STATUS OF EMPLOYER

It is understood and agreed that Karsten Blue shall be and remain the employee of Cordillera, and the compensation and benefits to be paid to him shall be determined by Cordillera.

                               ARTICLE 5, NOTICES

All notices required or permitted by this Agreement shall be in writing and shall be deemed to have been delivered to the other party when delivered in person or transmitted by mail, postage and charges prepaid, addressed to Cordillera at the address set out above, or by facsimile.

                               ARTICLE 6, GENERAL

         a. This Agreement shall be governed by the laws of the State of Colorado, United States of America.

         b. The provisions hereof inure to the benefit of and are binding upon the successors in interest of each party.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


OCEANIC EXPLORATION COMPANY             CORDILLERA CORPORATION


/s/ Charles N. Haas                     /s/ John E. Jones
--------------------------------        ---------------------------------------
Charles N. Haas                         John E. Jones
President                               Executive Vice President